Atrion Corporation Declares Special Cash Dividend of $3.00 per Share

ALLEN, TX -- (Marketwire - December 01, 2010) - The Board of Directors of Atrion Corporation (NASDAQ: ATRI) today declared a special cash dividend of $3.00 per share on its outstanding shares of Common Stock. This dividend will be payable on December 23, 2010 to stockholders of record at the close of business on December 13, 2010.

Commenting on the dividend action, Emile A. Battat, Chairman and CEO, stated, "This special cash dividend reflects the Company's solid capitalization and its continuing ability to generate strong cash flows from operations. As of September 30, 2010 the Company had no debt, and had cash and investments totaling $ 41.0 million. The special dividend totaling approximately $6 million demonstrates the Board's commitment to maximize return to stockholders, while continuing to maintain a substantial liquid position that, along with anticipated future free cash flows and available credit lines, should be more than adequate to meet our capital needs and pursue potential acquisitions that could contribute to and enhance our strong franchise."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, the Company's expectations regarding the adequacy of funds to meet capital needs and pursue potential acquisitions. Words such as "expects," "believes," "anticipates," "intends," "should," "plans," and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800